Report of Independent Registered Public Accounting Firm

To the Trustees and Shareholders of GMO Trust:

     In planning and performing our audit of the financial statements of GMO Tax Managed Small Companies Fund, GMO U.S. Sector Fund, GMO Emerging Country Debt Share Fund, GMO Short Duration Investment Fund, GMO Domestic Bond Fund, GMO Small Cap Growth Fund, GMO Tax-Managed U.S. Equities Fund, GMO Growth Fund, GMO U.S. Core Fund, GMO U.S. Quality Equity Fund, GMO Value Fund, GMO Tobacco Free Core Fund, GMO International Equity Allocation Fund, GMO Real Estate Fund, GMO Inflation Indexed Bond Fund, GMO Global Balanced Asset Allocation Fund, GMO Global (U.S.+) Equity Allocation Fund, GMO Small Cap Value Fund, GMO Benchmark-Free Allocation Fund, GMO Taiwan Fund, GMO Emerging Markets Quality Fund (formerly GMO Asia Fund), GMO Intrinsic Value Fund, GMO Short Duration Collateral Fund, GMO Currency Hedged International Bond Fund, GMO Currency Hedged International Equity Fund, GMO International Intrinsic Value Fund, GMO Foreign Small Companies Fund, GMO Tax Managed International Equities Fund, GMO International Growth Fund, GMO Global Growth Fund, GMO Special Purpose Holding Fund (formerly GMO Alpha LIBOR
     Fund), GMO International Bond Fund, GMO Core Plus Bond Fund, GMO Emerging Country Debt Fund, GMO Global Bond Fund, GMO World Opportunity Overlay Fund, GMO Foreign Fund, GMO Alpha Only Fund (formerly GMO Global Hedged Equity Fund), GMO International Small Companies Fund, GMO Emerging Markets Fund, GMO Emerging Countries Fund, and GMO International Disciplined Equity Fund (each a series of GMO Trust, hereafter referred to as the "Trust") for the year ended February 28, 2005, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

     The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

     Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

     Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness, for purposes of this report, is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of February 28, 2005.

     This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
April 25, 2005



PricewaterhouseCoopers LLP
125 High Street
Boston, MA 02110-1707
Telephone (617) 530 5000
Facsimile (617) 530 5001
www.pwc.com